Michael M. Goldberg, M.D.
152 West 57th Street
New York, Ny 10019
March 11, 2008
Gentlemen:
     It is with great regret that I feel compelled to tender my resignation from the Board of Directors of Emisphere Technologies, Inc. (the “Company”), effective immediately. Regret because of my involvement with the Company, its personnel, and its shareholders for many years. I continue to believe strongly in the Company’s intellectual property assets and its potential, both financially and with regard to the contributions the Company can make to medical science. Compelled because, as briefly set forth below, I feel that despite my best efforts I have been unable to fully perform my role as an advocate for the Company’s shareholders (the “Shareholders”) and guardian of their interests.
     I cannot properly safeguard the Shareholders’ interests without full access to relevant information. I feel that I have been denied that access over a sustained period of time, despite multiple requests for relevant information. I am not a member of the Executive Committee, which was created after I was terminated as the Company’s Chief Executive Officer. My requests to meet with the Company’s management have been refused. I have not been provided with certain documentation which I deem crucial to my ability to properly perform my duties as a director.
     It has been made clear to me that the Company is now controlled by those who do not value my counsel. I have brought certain issues, which I believe are critical, to the attention of my fellow Directors, and unsuccessfully proposed that the Company take certain actions with respect to those issues. I have repeatedly requested, of both the Board and the Company’s legal counsel, that an investigation of certain matters be undertaken, and those matters have not been investigated or resolved to my satisfaction. I believe that these matters are important, have the potential to pose substantial difficulties for the Company going forward, and merit further investigation and discussion.
     The general nature of this letter is necessary because the Company might take the position that a more detailed and specific elucidation of the matters touched on above would be a breach of my employment agreement, to the extent that it remains in force. I invite my fellow Board members, and the Company’s current management, to discuss with me my concerns, and my view of the current state of the Company. I also invite them to allow me to discuss those matters fully and specifically with any shareholder who inquires.
Respectfully,
/s/ Michael M. Goldberg, M.D.

Michael M. Goldberg, M.D.